UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

PGT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:

(2) Form, Schedule or Registration State No.:

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(4) Date Filed:

April 10, 2012

Dear Fellow Stockholder:

I am pleased to invite you to attend our 2012 annual meeting of stockholders, to be held on April 30, 2012 at 11:30 a.m., local time, at the Roosevelt Hotel in New York City.

This booklet includes the notice of meeting of stockholders and the proxy statement. The proxy statement describes the various matters to be acted upon during the annual meeting and provides other information concerning PGT, Inc. of which you should be aware when you vote your shares.

You can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by completing and mailing your proxy or you may vote in person by attending the annual meeting. If you hold shares through a broker or other nominee in “street name,” you may also be able to vote using the internet or telephone by following the voting instruction they provide in your materials.

On behalf of the Board of Directors of PGT, Inc., I would like to express our appreciation for your ownership and continued interest in the affairs of PGT, Inc. and I hope you will be able to join us on April 30th for our 2012 annual meeting of stockholders.

Sincerely,

Paul S. Levy
Chairman of the Board of Directors

PGT, INC.

1070 TECHNOLOGY DRIVE

NORTH VENICE, FLORIDA 34275

NOTICE OF MEETING OF STOCKHOLDERS

Our 2012 annual meeting of stockholders (the “Meeting”) will be held at the Roosevelt Hotel, Madison Avenue at 45th Street, New York, New York 10017 on April 30, 2012 beginning at 11:30 a.m., local time. The Meeting is being held to:

1.	Elect three directors, nominated by our Board of Directors, to serve until our 2015 annual meeting of the stockholders and until their respective successors shall have been duly elected and qualified;
2.	Ratify the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year; and
3.	Act on any other matter that may properly come before the Meeting.

Stockholders of record at the close of business on March 28, 2012, are entitled to receive notice of and to vote at the Meeting and any adjournments. A complete list of stockholders entitled to vote at the Meeting will be open for examination by our stockholders for any purpose germane to the Meeting, during regular business hours, for a period of ten days prior to the Meeting, at the Company’s principal place of business and executive offices at 1070 Technology Drive, North Venice, Florida 34275, and at the Meeting.

The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting.

Registration will begin at 11:00 a.m., local time, and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. Additional rules of conduct regarding the Meeting will be provided.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

PGT is delivering one annual report and proxy statement in one envelope addressed to all stockholders who share a single address unless they have notified us that they wish to “opt out” of the program known as “householding.”

Householding is intended to reduce our printing and postage costs. We will deliver a separate copy of the annual report or proxy statement promptly upon written or oral request. Please direct all requests to our Secretary at 1070 Technology Drive, North Venice, Florida 34275 or at (800) 282-6019.

If you are a stockholder of record and wish to receive a separate copy of the annual report and proxy statement in the future, please contact American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219 or call toll-free at (800) 937-5449 or locally and internationally at (718) 921-8124.

If you are a beneficial stockholder and you choose not to have the aforementioned disclosure documents sent to a single household address as described above, you must “opt-out” by calling (800) 542-1061. Additional information regarding householding of disclosure documents should have been forwarded to you by your broker. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to household until we notify you otherwise.

By Order of the Board of Directors,

Mario Ferrucci III
Vice President and General Counsel

April 10, 2012

This proxy statement and the accompanying form of proxy are being sent to our stockholders on or about April 10, 2012, in connection with our solicitation of proxies for use at the 2012 Meeting or at any adjournment(s) or postponement(s) of the Meeting.

v

PGT, INC.

PROXY STATEMENT

FOR

MEETING OF STOCKHOLDERS

MONDAY, APRIL 30, 2012

INTRODUCTION

The annual meeting of stockholders (the “Meeting”) of PGT, Inc., a Delaware corporation (“PGT,” “we,” “us,” “our,” or the “Company”) will be held on Monday, April 30, 2012, beginning at 11:30 a.m., local time, at the Roosevelt Hotel, Madison Avenue at 45th Street, New York, New York 10017. We encourage all of our stockholders to vote, and we hope that the information contained in this document will help you decide how you wish to vote.

The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned to, and received by, the Company prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted “FOR” Proposal One, the nominees of the Board of Directors in the election of the three directors whose terms of office will extend until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified; and “FOR” Proposal Two, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year. Any proxy may be revoked at any time before its exercise by notifying the Secretary of PGT in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on April 30, 2012:

The proxy statement for the Meeting, the Annual Report to Stockholders and our

Annual Report on Form 10-K for the 2011 Fiscal Year Ended December 31, 2011

are available at www.pgtproxy2012.com.

THE MEETING OF STOCKHOLDERS

Why did I receive these proxy materials?

We are furnishing this proxy statement in connection with the solicitation by the Company’s Board of Directors of proxies to be voted at the Meeting and at any adjournment or postponement of the Meeting. At the Meeting, stockholders will act upon the following proposals to:

•	Elect three directors, nominated by our Board of Directors, to serve until our 2015 annual meeting of the stockholders and until their respective successors shall have been duly elected and qualified;

•	Ratify the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year; and

•	Act on any other matter that may properly come before the Meeting.

These proxy solicitation materials are being sent to our stockholders on or about April 10, 2012.

What do I need to attend the Meeting?

Attendance at the Meeting is limited to stockholders. Registration will begin at 11:00 a.m., local time, and each stockholder will be asked to present a valid form of personal identification. Cameras, recording devices and other electronic devices will not be permitted at the Meeting. Additional rules of conduct regarding the Meeting will be provided at the Meeting.

Who is entitled to vote at the Meeting?

The Board of Directors has determined that those stockholders who are recorded in our record books as owning shares of PGT common stock as of the close of business on March 28, 2012, are entitled to receive notice of and to vote at the Meeting. As of the record date, there were 53,670,135 shares of PGT common stock issued and outstanding. Your shares may be (1) held directly in your name as the stockholder of record and/or (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Our common stock is our only class of outstanding voting securities. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting. There are no dissenters’ rights of appraisal in connection with any stockholder vote to be taken at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Meeting. We have enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote your shares and are also invited to attend the Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described in “What vote is required to approve each item?” below.

How can I vote my shares in person at the Meeting?

Shares of PGT common stock held directly in your name as the stockholder of record may be voted in person at the Meeting.

SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

How can I vote my shares without attending the Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker, bank or nominee.

Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee.

BY INTERNET OR TELEPHONE – If you hold shares through a broker or other nominee in “street name,” you may be able to vote by the internet or telephone as permitted by your broker or nominee. The availability of internet and telephone voting for beneficial owners will depend on the voting process of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions you receive.

BY MAIL — You may vote by mail by marking, signing and dating your proxy card or, for shares held in street name, the voting instruction card included by your broker, bank or nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If the pre-addressed envelope is missing, please mail your completed proxy card to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219, Attn: Proxy Department.

If you cast your vote in any of the ways set forth above, your shares of PGT common stock will be voted in accordance with your voting instructions, unless you validly revoke your proxy. If you are a stockholder of record and you sign and return your proxy card or complete the internet or telephone voting procedures, but you do not specify how you want to vote your shares, we will vote them “FOR” Proposal One and Proposal Two. We do not currently anticipate that any other matters will be presented for action at the Meeting. If any other matters are properly presented for action, the persons named on your proxy will vote your shares of PGT common stock on these other matters in their discretion, under the discretionary authority you have granted to them in your proxy.

If you own shares in “street name” through a broker and you do not provide instructions to your broker on how to vote your shares, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, on non-routine matters such as the election of directors your broker must receive voting instructions from you, since it does not have discretionary voting power for these proposals. So long as the broker has discretion to vote on at least one proposal, these “broker non-votes” are counted toward establishing a quorum. When voted on “routine” matters, broker non-votes are counted toward determining the outcome of that “routine” matter. Therefore, it is important that you provide voting instructions to your bank, broker, or other nominee.

Can I change my vote after I submit my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the Meeting by:

•	filing with our Secretary at 1070 Technology Drive, North Venice, Florida 34275 a signed, original written notice of revocation dated later than the proxy you submitted,
•	submitting a duly executed proxy bearing a later date,
•	voting by telephone or internet on a later date, or
•	attending the Meeting and voting in person.

In order to revoke your proxy, prior to the Meeting, we must receive an original notice of revocation of your proxy at the address above sent by U.S. mail or overnight courier. If you grant a proxy, you are not prevented from attending the Meeting and voting in person. However, your attendance at the Meeting will not by itself revoke a proxy that you have previously granted; you must vote in person at the Meeting to revoke your proxy.

If your shares of PGT common stock are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy by following the instructions provided by your broker, bank or nominee.

All shares of PGT common stock that have been properly voted and not revoked will be voted at the Meeting.

Is there a list of stockholders entitled to vote at the Meeting?

A complete list of stockholders entitled to vote at the Meeting will be available for examination by PGT stockholders for any purpose germane to the Meeting, during regular business hours, for a period of ten days prior to the Meeting, at the Company’s principal place of business and at the Meeting.

What constitutes a quorum to transact business at the Meeting?

Before any business may be transacted at the Meeting, a quorum must be present. The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of PGT common stock outstanding and entitled to vote on the record date will constitute a quorum. At the close of business on the record date, 53,670,135 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of a quorum.

What is the recommendation of the Board of Directors?

Our Board of Directors recommends a vote “FOR” the election of our three nominees to the Board of Directors and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

What vote is required to approve each item?

Directors named in Proposal One are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the Meeting (up to the number of directors to be elected) will be elected. You may vote “FOR” or “WITHHELD” with respect to election of directors. Shares will be voted, if authority to do so is not withheld, for election of the Board of Directors’ nominees named in Proposal One. Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director. Broker non-votes, if any, will not affect the outcome of the vote on the election of directors.

The affirmative vote of at least a majority of our issued and outstanding common stock present, in person or by proxy, at the Meeting and entitled to vote on Proposal Two will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year. Abstentions will have the same effect as votes “AGAINST” Proposal Two.

The affirmative vote of at least a majority of our issued and outstanding common stock present, in person or by proxy, and entitled to vote at the Meeting will be required to approve any stockholder proposal.

As noted above, a “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on “routine” matters even if the record holder does not receive voting instructions from you. Absent instructions from you, the record holder may not vote on any “non-discretionary” matter, including the election of directors and any stockholder proposal. Without your voting instructions, a broker non-vote will occur. An “abstention” occurs at the Meeting if your shares of our common stock are deemed to be present at the Meeting, either because you attend the Meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the Meeting, or, when applicable, if you specify that you wish to “abstain” from voting on an item. You should consult your broker if you have questions about this.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting and will publicly disclose results in a Current Report on Form 8-K within four business days of the date of the Meeting.

Who will count the votes?

A representative of American Stock Transfer & Trust Company, LLC, our transfer agent, will both tabulate the votes and serve as the inspector of election.

Who will pay for the cost of this proxy solicitation?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will request banks, brokers, nominees, custodians and other fiduciaries, who hold shares of PGT common stock in street name, to forward these proxy solicitation materials to the beneficial owners of those shares, and we will reimburse them the reasonable out-of-pocket expenses they incur in doing so.

How can I access the Company’s proxy materials and annual report electronically?

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the United States Securities and Exchange Commission (“SEC”) on March 15, 2012, is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Meeting. A copy of our Annual Report on Form 10-K and these proxy materials are available without charge at www.pgtproxy2012.com. References to our website in this proxy statement are not intended to function as hyperlinks, and the information contained on our website is not intended to be incorporated into this proxy statement. These proxy materials are also available in print to stockholders without charge and upon request, addressed to PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275, Attention: Secretary. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

May I propose actions for consideration at next year’s annual meeting of stockholders?

The Company’s bylaws provide that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company other than matters set forth in the Notice of Meeting such stockholder must have given timely prior written notice to the Corporate Secretary of the Company of such stockholder’s intention to bring such business before the meeting. To be timely for the 2013 Annual Meeting of Stockholders, notice must be received by the Company not less than ninety days nor more than one hundred twenty days prior to April 30, 2013, which will be the anniversary date of the prior year’s meeting (or if the meeting date for the 2013 annual meeting is not within thirty days before or after the anniversary date of the prior year’s meeting, then not later than the tenth day following the first to occur of the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made). Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the name and address of the stockholder, the class and number of shares of common stock owned beneficially or of record by such stockholder, any material interest of such stockholder in the business so proposed and a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the Meeting. Any proposals should be sent to:

PGT, INC. 1070 TECHNOLOGY DRIVE NORTH VENICE, FLORIDA 34275 ATTENTION: SECRETARY

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED, AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

PROPOSAL ONE –

ELECTION OF DIRECTORS

There are currently eleven members of our Board of Directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Board is “classified,” which means it is divided into three classes of directors based on the expiration of their terms. Under the classified board arrangement, directors are elected to terms that expire on the annual meeting date three years following the annual meeting at which they were elected, and the terms are “staggered” so that the terms of approximately one-third of the directors expire each year. At the Meeting, our stockholders will elect three directors to hold office until the 2015 annual meeting of stockholders and until their respective successors have been duly elected and qualified. Accordingly, this Proposal One seeks the election of three directors (Messrs. Paul S. Levy, Floyd F. Sherman, and Rodney Hershberger as Class III directors) whose terms expire in 2012.

The Board of Directors has nominated Messrs. Levy, Sherman, and Hershberger to serve again as Class III directors until the 2015 annual meeting of stockholders and until their respective successors have been duly elected and qualified. Each nominee has consented to continue to serve as a director if elected at the Meeting. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that such proxy represents for the election of such other person as the Board of Directors may nominate. We have no reason to believe that any of the nominees will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF THE

THREE CLASS III DIRECTOR NOMINEES.

Set forth below is certain information concerning each nominee for election as a director at the Meeting and each director whose current term of office will continue after the Meeting. Each of our directors brings to our Board a wealth of varied experience derived from service as executives, financial experts, subject experts and/or industry leaders. They also all bring extensive board experience. Specific considerations considered by the Board in the process undertaken in searching for and recommending qualified director candidates are described below under “Corporate Governance – Director Nomination Process - Policy Regarding Processes for Identifying and Evaluating Director Nominees”. The specific individual qualifications, experience, and skills of each of our directors that led to the conclusion that the individual should serve as a director of ours in light of our business and structure are described in the following paragraphs, and we believe that such qualifications, experience, and skills contribute to the Board’s effectiveness as a whole.

Name	Age	Class and Position	Date Elected or Appointed Director
Alexander R. Castaldi	62	Class I Director	2004
M. Joseph McHugh*	74	Class I Director	2006
William J. Morgan*	65	Class I Director	2007
Randy L. White*	66	Class I Director	2004
Brett N. Milgrim	43	Class II Director	2003
Eugene Hahn	36	Class II Director	2012
Richard D. Feintuch*	59	Class II Director	2006
Daniel Agroskin	35	Class II Director	2007
Paul S. Levy	64	Class III Director	2004
Floyd F. Sherman *	72	Class III Director	2005
Rodney Hershberger	55	Class III Director	2004

*   Denotes director about whom the Board of Directors has made an affirmative determination regarding independence.

Class III - Directors with Terms Expiring in 2012

Paul S. Levy, Director. Mr. Levy became a director in 2004. Mr. Levy is a Managing Director of JLL Partners, Inc., which he founded in 1988. Mr. Levy serves as a director of several companies, including IASIS Healthcare Corporation, J. G. Wentworth, LLC, Ross Education, LLC, Education Affiliates, Inc., ACE Cash Express, Inc., MCS Holdings, Inc., Pantheon Inc., and Builders FirstSource, Inc. The Board understands that Mr. Levy’s extensive experience, skills and understanding of leadership, motivation, corporate finance and the capital markets prove of great value to the Board, the Company and its stockholders.

Floyd F. Sherman, Director. Mr. Sherman became a director in 2005. Mr. Sherman is President, Chief Executive Officer, and a director of Builders FirstSource, Inc., a leading supplier and manufacturer of structural and related building products for residential new construction. Before joining Builders FirstSource, Mr. Sherman spent 28 years at Triangle Pacific/Armstrong Flooring, the last nine of which he served as Chairman and Chief Executive Officer. Mr. Sherman has over 40 years of experience in the building products industry. A native of Kerhonkson, New York and a veteran of the U.S. Army, Mr. Sherman is a graduate of the New York State College of Forestry at Syracuse University. He also holds an M.B.A. degree from Georgia State University. The Board understands that Mr. Sherman’s 40 years of experience in the building products industry provide him with the knowledge to make significant contributions to the development of the Company’s business strategy.

Rodney Hershberger, President, Chief Executive Officer, and Director. Mr. Hershberger, a co-founder of PGT Industries, Inc., has served the Company for over 31 years. Mr. Hershberger was named President and Director in 2004 and became our Chief Executive Officer in March 2005. In 2003, Mr. Hershberger became Executive Vice President and Chief Operating Officer and oversaw the Company’s Florida and North Carolina operations, sales, marketing, and engineering groups. Previously, Mr. Hershberger led the manufacturing, transportation, and logistics operations in Florida and served as Vice President of Customer Service. The Board recognizes Mr. Hershberger’s over 30 years of experience with the Company in the Florida market and the position of respect he has earned throughout the industry through his thoughtful and honest leadership and recognizes his knowledge, skills and reputation as driving great value to the Company and its stockholders.

CONTINUING DIRECTORS

Class I - Directors with Terms Expiring in 2013

Alexander R. Castaldi, Director. Mr. Castaldi became a director in 2004. Mr. Castaldi is a Managing Director of JLL Partners, Inc., which he joined in 2003, and was previously a chief financial officer of three management buyouts. He was most recently Executive Vice President, Chief Financial Officer and Administration Officer of Remington Products Company. Previously, Mr. Castaldi was Vice President and Chief Financial Officer at Uniroyal Chemical Company. From 1990 until 1995, he was Senior Vice President and Chief Financial Officer at Kendall International, Inc. During the 1980s, Mr. Castaldi was also Vice President, Controller of Duracell, Inc. and Uniroyal, Inc. Mr. Castaldi serves as a director of several companies, including Medical Card System, Inc., J. G. Wentworth, LLC, and Education Affiliates, Inc. From 2004 to February 2006, Mr. Castaldi served as a director of Builders FirstSource, Inc. The Board recognizes the vast experience at the senior executive management level which Mr. Castaldi possesses and deems it to be of great value to the Company and its stockholders.

M. Joseph McHugh, Director. Mr. McHugh became a director in 2006. Mr. McHugh served as President and Chief Operating Officer of Triangle Pacific Corp., a leading manufacturer of hardwood flooring and kitchen cabinets, until his retirement in 1998. Previously, Mr. McHugh held a variety of positions at Triangle Pacific in operations and finance, including Vice President — Finance and Treasurer, Executive Vice President — Finance and Administration, and Senior Executive Vice President. Prior to joining Triangle Pacific, Mr. McHugh served as Vice President — Corporate Finance at Eppler, Guerin & Turner, Inc., a large, regional investment banking and brokerage firm based in Dallas, TX, where he advised on initial public offerings, mergers and acquisitions, private placements and venture capital investments. Mr. McHugh currently serves on the Board of Directors of Union Drilling, Inc. and is also the Chairman of its Audit Committee. The Board understands that Mr. McHugh’s great experience at the senior management level in finance and administration at various entities positions him to make valuable contributions to the Board in its oversight functions and also recognizes his qualifications as a “financial expert” on the Audit Committee.

William J. Morgan, Director. Mr. Morgan became a director in 2007. Mr. Morgan is a retired partner of the accounting firm KPMG LLP (“KPMG”) where he served clients in the industrial and consumer market practices. From 2004 until 2006, he was the Chairman of KPMG’s Audit Quality Council and, from 2002 until 2006, he was a member of its Independence Disciplinary Committee. Mr. Morgan was the Lead Partner for the Chairman’s 25 Partner Leadership Development Program, and continued through 2009 to provide services to KPMG as an independent consultant to its leadership development group and as Dean of the then current Chairman’s 25 Partner Leadership Development Program. He previously served as the Managing Partner of the Stamford, Connecticut office and as a member of the board of directors for KPMG LLP and KPMG Americas. Mr. Morgan is a member of the board of directors of Barnes Group, Inc. and is the Lead Director and Chairman of its Audit Committee and is also a member of the Executive and Corporate Governance Committees. The Board identified Mr. Morgan’s extensive experience in public accounting (39 years, 29 as a partner), where he worked closely with client management and audit committees on matters relating to accounting, auditing, control, corporate governance, and risk management, as providing significant value to the Company and its stockholders. The Board also recognizes Mr. Morgan’s qualifications as a “financial expert” on the Audit Committee.

Randy L. White, Director and Former Chief Executive Officer. Mr. White became a director in 2004. Mr. White has served on the Board of Directors of our subsidiary since 1996 and became president in 1997. Mr. White resigned as president in 2005. Before joining the Company, Mr. White spent almost 30 years with Reynolds Metals Company in a variety of manufacturing positions, including Director of Manufacturing for the aluminum can division. Mr. White earned an M.S. in business from the University of Richmond. The Board believes that Mr. White’s experience in manufacturing and leading the Company as its President during a time of significant growth and prosperity positions him to provide an important perspective on the Company’s history and future.

Class II - Directors with Terms Expiring in 2014

Brett N. Milgrim, Director. Mr. Milgrim became a director in 2003. Mr. Milgrim is a director of Builders FirstSource, Inc., and FC–Holdings, Inc., and was a Managing Director of JLL Partners, Inc., which he joined in 1997, until his retirement in 2011. The Board understands that Mr. Milgrim is extremely knowledgeable regarding all aspects of corporate finance and the capital markets, and this knowledge is of critical importance to the Company and its stockholders.

Eugene Hahn, Director, Mr. Hahn became a Director in 2012. Mr. Hahn is a Managing Director of JLL Partners, Inc., which he joined in 2006. Previously, Mr. Hahn spent four years at Warburg Pincus LLC focused on investments in a variety of industries as well as two years at Lazard Frères & Co. LLC in the mergers and acquisitions group. He received a B.A. in Economics from Cornell University and an M.B.A. in finance and accounting from the Wharton School of the University of Pennsylvania. Mr. Hahn also serves as a director of Education Affiliates, Inc. and Ross Education Holdings, LLC. The Board believes that Mr. Hahn’s extensive knowledge of investment, capital markets, and strategic matters, as well as his prior experience serving on the boards of directors of other companies will be extremely beneficial to the Company and its stockholders.

Richard D. Feintuch, Director. Mr. Feintuch became a director in 2006. Mr. Feintuch was a partner of the law firm Wachtell, Lipton, Rosen & Katz from 1984 until his retirement in 2004, specializing in mergers and acquisitions, corporate finance, and the representation of creditors and debtors in large restructurings. Mr. Feintuch earned a B.S. in Economics from the Wharton School of the University of Pennsylvania and a J.D. from New York University School of Law. The Board believes that Mr. Feintuch’s significant knowledge, and the experience he obtained as a partner of a leading international law firm, brings not only legal skills but practical know-how into the board room, and such skills are useful in the discussion and evaluation of all corporate affairs.

Daniel Agroskin, Director. Mr. Agroskin became a director in 2007. Mr. Agroskin is a Principal at JLL Partners, Inc., which he joined in 2005. Mr. Agroskin also serves as a director of Patheon Inc. Prior to joining JLL, he worked at JP Morgan Partners and in Merrill Lynch’s Mergers and Acquisitions Group. Mr. Agroskin is a graduate of Stanford University and the Wharton School of the University of Pennsylvania. The Board recognizes Mr. Agroskin’s knowledge of, and ability to, model financial outcomes while considering various strategic initiatives which proves critically important to the Company and its stockholders.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Board Purpose and Structure

The mission of the Board of Directors is to provide strategic guidance to the Company’s management, to monitor the performance and ethical behavior of the Company’s management, and to maximize the long-term financial return to the Company’s stockholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board is constituted of eleven directors.

We currently separate the roles of Chief Executive Officer and Chairman of the Board. This structure properly reflects our belief that our stockholders’ interests are best served by the day-to-day management direction of the Company under our co-founder, Mr. Hershberger, as President and Chief Executive Officer and the strong leadership, energy and vision brought to the Board of Directors by our Chairman of the Board, Mr. Levy. We believe the two roles are innately and significantly different, and though our Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, our Chairman of the Board provides guidance to the Chief Executive Officer, presides over meetings of the full Board, and brings a depth of varied business and management experience which is unsurpassed in our organization.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly receives information regarding the Company’s credit, liquidity and operations from senior management. During its review of such information, the Board discusses, reviews and analyzes risks associated with each area, as well as risks associated with new business ventures and those relating to the Company’s executive compensation plans and arrangements. As a result of such discussion, review and analysis, and considering input from the Compensation Committee, the Board has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company or its results. The Audit Committee oversees management of financial and compliance risks and potential conflicts of interest, and the entire Board of Directors is regularly informed through committee reports about such risks.

Director Independence

The Board of Directors applies standards in affirmatively determining whether a director is “independent,” in compliance with applicable SEC rules and the rules and listing standards of The NASDAQ Stock Market LLC (the “NASDAQ”). The Board of Directors, in applying the above-referenced standards, has affirmatively determined that Messrs. Feintuch, McHugh, Morgan, Sherman, and White are “independent” directors. As part of the Board’s process in making such determination, it also determined that each such director has no other “material relationship” with the Company that could interfere with his ability to exercise independent judgment.

The Board of Directors includes one management director, Mr. Hershberger, who is the Company’s President and CEO. The Board of Directors has determined that Mr. Hershberger is not independent under the rules and listing standards of NASDAQ. In addition, our Board of Directors includes the following non-management directors about whom the Board of Directors has made no determination with respect to independence: Chairman Levy and Messrs. Agroskin, Castaldi, Hahn and Milgrim, each of whom is or was affiliated with JLL Partners, Inc. As described below in “—Controlled Company Exemption and Committees,” we are a “Controlled Company” under the rules of NASDAQ and, as a result, are exempt from the requirement that our Board of Directors consist of a majority of independent directors.

As part of its annual evaluation of director independence, the Board examined (among other things) whether any transactions or relationships exist currently (or existed during the past three years), between each independent director and the Company, its subsidiaries, affiliates, equity investors, or independent auditors and the nature of those relationships under the relevant NASDAQ and SEC standards. The Board also examined whether there are (or have been within the past year) any transactions or relationships between each independent director and any executive officer of PGT or its affiliates. As a result of this evaluation, the Board has affirmatively determined that each independent director is independent under those criteria. Independent directors meet in regularly scheduled executive sessions outside the presence of other directors and management representatives. Interested parties, including stockholders, may communicate with the Chairman of the Board of Directors or the independent directors as a group through the process described in this Proxy Statement under the heading “Corporate Governance — Director Nomination Process - Policy on Stockholder Recommendations for Director Candidates and Stockholder-Director Communication.”

Board Meetings and Attendance

In 2011, including both regularly scheduled and special meetings, our Board of Directors met a total of six times, the Audit Committee met a total of five times, and though the Compensation Committee did not have any official meetings, members of such committee participated in numerous calls and various other interactions discussing compensation issues with members of management, other members of the Compensation Committee, and the Board of Directors. During 2011, four of the meetings of the Board of Directors were attended by all but one director, one was attended by all but two directors, and one was attended by all but three directors. Additionally, in 2011, five of the meetings of the Audit Committee were attended by 100% of the members of such committee. Pursuant to the PGT, Inc. Policy on Director Attendance at the Annual Meeting of Stockholders, which can be obtained without charge in the “Investors” section of our Company website at www.pgtindustries.com under the heading “Corporate Governance,” all directors are strongly encouraged to attend the annual meeting in person. Any director who is unable to attend an annual meeting of stockholders is expected to notify the Chairman of the Board in advance of such meeting. Four members of the Company’s Board of Directors attended our 2011 annual meeting of stockholders held on April 26, 2011, and, with the exception of Messrs. White and Frank, all members of the Company’s Board of Directors attended greater than 75% of the aggregate of the total meetings of the Board of Directors and the total meetings held by all committees on which each such director served.

Controlled Company Exemption and Committees

As of the date hereof, we are a “Controlled Company” for purposes of Rule 5615(c) of the NASDAQ Marketplace Rules (the “NASDAQ Rules”) by virtue of the fact that our majority stockholder holds more than 50% of the voting power of our common stock. As a Controlled Company, we are exempt from the provisions of the NASDAQ Rules that require us to have a board of directors comprised of a majority of independent directors and to maintain compensation and nominating committees comprised solely of independent directors. Accordingly, the Board does not have a standing nominating committee. The Board has two standing committees: the Audit Committee and the Compensation Committee. The Board believes that in light of its current status as a Controlled Company and its adoption of the Policy Regarding Processes for Identifying and Evaluating Director Nominees, it has in place adequate processes to identify, evaluate, select and nominate qualified director candidates. As and when openings occur on the Board, which may result from a vacancy created by an increase in the size of the Board or as part of the annual election cycle, the Board intends to consider nominee recommendations from a variety of sources, including nominees, if any, recommended by stockholders, and the Board may retain an executive search firm to help facilitate the screening and interview process of director nominees. Though no specific minimum age, education, experience, or skill requirements for potential members, have been established, in general, the Board expects that qualified candidates will have a record and reputation for honest and ethical conduct in both his or her professional and personal activities, as well as the ability to make meaningful contributions to the Board’s oversight of the business and affairs of the Company. The Board also intends to consider each candidate’s judgment, independence, skill, diversity of background, viewpoint, professional experience, and skill, and conflicts of interest and commitments, among other factors. If we cease to be a Controlled Company under the NASDAQ Rules, we will come into full compliance with all of the requirements thereof within the applicable transition periods provided by the NASDAQ Rules.

Audit Committee

The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities with respect to the oversight of the accounting and financial reporting practices of PGT, including oversight of the integrity of our financial statements and compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our independent registered public accounting firm. The Audit Committee also reviews the adequacy of staff and management performance and procedures in connection with financial and disclosure controls, including our system to monitor and manage business risks and legal and ethical compliance programs. The Audit Committee also is charged with preparation of an audit committee report, retention and termination of our independent registered public accounting firm, annual review of the report of our independent registered public accounting firm, and discussion with our independent registered public accounting firm of the audited annual and unaudited quarterly financial statements of PGT and any audit problems or difficulties and management’s response thereto. The Audit Committee Charter can be obtained without charge in the “Investors” section of our Company website at www.pgtindustries.com under the heading “Corporate Governance.”

The Audit Committee is comprised of three independent directors (as that term is defined by the NASDAQ listing standards and SEC regulations), Messrs. Feintuch, McHugh and Morgan. Mr. McHugh serves as the Chairman of the Audit Committee. The Audit Committee met five times during 2011. During each meeting, the Audit Committee met privately with the Company’s independent registered public accounting firm. The Board of Directors has: (i) affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by the NASDAQ listing standards; (ii) has designated Messrs. McHugh and Morgan, as audit committee “financial experts” as defined by SEC rules; and (iii) determined that Messrs. Feintuch, McHugh and Morgan meet the independence standards of both the SEC rules and the NASDAQ Rules for Audit Committee members.

Compensation Committee

The Compensation Committee determines the compensation of our executive officers, including our Chief Executive Officer and Chief Financial Officer. The Compensation Committee also reviews and reassesses the compensation paid to members of our Board for their service on our Board and Board committees and recommends any changes in compensation to the full Board for its approval. In addition, the Compensation Committee authorizes all stock option and other equity-based awards to employees and non-employee directors under our stock option and equity incentive plans. Although the Compensation Committee did not have any official meetings in 2011, members of such committee participated in numerous calls and various other interactions discussing compensation issues with members of management, other members of the Compensation Committee, and the Board of Directors. For information about our compensation program, the role of the Compensation Committee and the engagement of compensation consultants in setting executive compensation, see “Executive Compensation - Compensation Discussion and Analysis.” The Compensation Committee charter can be obtained without charge in the “Investors” section of our Company website at www.pgtindustries.com in the section titled “Corporate Governance.”

The Compensation Committee is comprised of three directors, Messrs. Castaldi, Feintuch and Sherman, of whom Messrs. Feintuch and Sherman are independent directors (as that term is defined by the NASDAQ listing standards and SEC regulations). Mr. Castaldi serves as Chairman of the Compensation Committee and, given his experience and knowledge of the Company, the Board of Directors determined that the service of Mr. Castaldi on the Compensation Committee is in the best interests of the Company and its stockholders.

Information on the Compensation of Directors

Non-management directors, other than those affiliated with JLL Partners, Inc., (currently Messrs. Feintuch, McHugh, Morgan, Sherman, and White) currently receive the following annual compensation: (a) a cash retainer of $40,000; (b) stock options with a three year vesting schedule and a value at the time of issuance of approximately $40,000 for each year of service as a director; (c) a fee of $1,000 per day for each in person meeting of the Board of Directors (or committee thereof) attended; (d) an annual cash retainer of $5,000 for each committee on which they serve; and (e) reimbursement of reasonable travel expenses. We have not paid, and currently do not intend to pay, compensation to individuals serving on our Board who are, or were, employees or affiliates of the Company or JLL Partners, Inc. for their service as directors.

No Material Proceedings

There were no material proceedings to which any of our directors, executive officers or affiliates, or any owner of record or beneficially of more than five percent of our common stock (or their associates), is a party adverse to the Company or its subsidiary or has a material interest adverse to the Company or its subsidiary.

CORPORATE GOVERNANCE

We are committed to conducting our business in a way that reflects best practices, as well as the highest standards of legal and ethical conduct. We want to be a company of integrity and to be perceived as such by everyone who comes in contact with us. To that end, the Board of Directors has approved a comprehensive system of corporate governance documents. These documents meet or exceed the requirements established by the NASDAQ listing standards and by SEC rules and are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. These policies embody the principles, policies, processes, and practices followed by the Board, executive officers and employees in governing the Company, and serve as a flexible framework for sound corporate governance.

Code of Business Conduct and Ethics

Properly reflecting PGT’s desire and commitment to conducting business in the highest ethical and legal standards, on June 2, 2006 our Board of Directors adopted: (i) a Code of Business Conduct and Ethics that applies to the Company’s directors, officers and employees, (ii) a Supplemental Code of Ethics for our Chief Executive Officer, President, and Senior Financial Officers, and (iii) a Policy on Insider Trading. Our Compliance Committee, comprised of representatives from our Legal, Finance, and Human Resources departments, administers our Code of Business Conduct and Ethics, and our General Counsel administers our Supplemental Code of Ethics and our Policy on Insider Trading.

The Company’s Code of Business Conduct and Ethics includes provisions ranging from restrictions on gifts and respect for colleagues to conflicts of interest and fraud. The Company’s Policy on Insider Trading relates to the confidentiality of and prohibition on the use of material non-public information an employee may come to possess in the course of conducting the Company’s business. Upon employment with the Company, all employees are required to affirm in writing their acceptance of these codes. Copies of these codes can be obtained without charge in the “Investors” section of our Company website at www.pgtindustries.com in the section titled “Corporate Governance” or by written request to the Company at the address appearing on the first page of this proxy statement to the attention of Director of Investor Relations.

Violations of our Supplemental Code of Ethics must be reported to the Audit Committee. Copies of the code and any waiver or amendment to such code can be obtained without charge in the “Investors” section of our Company website at

www.pgtindustries.com in the section titled “Corporate Governance” or by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Corporate Secretary. There have been no waivers of, or amendments to, the code, and we are not aware of any violations of such code.

Our employees are encouraged to anonymously report any suspected violations of laws, regulations, unethical business practices, and/or the Code of Business Conduct and Ethics, via a web-based reporting system or a continuously monitored hotline.

In addition, within five business days of: (i) any amendment to our Code of Business Conduct and Ethics or our Supplemental Code of Ethics, or (ii) the grant of any waiver, including an implicit waiver, from a provision of one of these policies to one of these officers that relates to one or more of the items set forth in Item 406(b) of Regulation S-K, we will provide information regarding any such amendment or waiver (including the nature of any waiver, the name of the person to whom the waiver was granted and the date of the waiver) in the “Investors” section of our Company website at www.pgtindustries.com in the section titled “Corporate Governance.” In addition, we will disclose any amendments and waivers to our Code of Business Conduct and Ethics and our Supplemental Code of Ethics as required by the listing standards of the NASDAQ Global Market.

Director Nomination Process

By-law Provisions for Stockholder Recommendations for Director Candidates

PGT, Inc.’s By-laws provide that no director may be nominated by a stockholder for election at an annual meeting unless the stockholder (a) has delivered to the Corporate Secretary within the time limits described in the By-laws a written notice containing the information specified in the By-laws and (b) was a stockholder of record at the time such notice was delivered to the Corporate Secretary. Accordingly, in order for a stockholder’s nomination of a person for election to the Board of Directors to be considered by the stockholders at the 2013 annual meeting in accordance with the Company’s By-laws, the required written notice must be received by our Corporate Secretary on or after December 31, 2012, but no later than January 30, 2013. Only individuals who are nominated in accordance with the procedures set forth in the By-laws are eligible to stand for election as directors at a meeting of stockholders and to serve as directors. A copy of the By-laws can be obtained without charge in the “Investors” section of our Company website at www.pgtindustries.com in the section titled “Corporate Governance” or by written request to the Corporate Secretary, 1070 Technology Drive, North Venice, Florida 34275.

Policy on Stockholder Recommendations for Director Candidates and Stockholder-Director Communication

The Board of Directors has adopted a Policy on Stockholder Recommendations for Director Candidates and Stockholder-Director Communication which sets forth the process by which the Board will consider candidates for director recommended by stockholders in accordance with the Company’s By-laws. A current copy of the Policy on Stockholder Recommendations for Director Candidates and Stockholder-Director Communication is available in the “Investors” section of our Company website at www.pgtindustries.com in the section titled “Corporate Governance” or by written request to the Corporate Secretary, 1070 Technology Drive, North Venice, Florida 34275. To have a candidate considered by the Board, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and record address of the stockholder and evidence of such stockholder’s ownership of the Company’s stock, including the class or series and number of shares owned;

•	Whether the stockholder intends to appear in person or by proxy at the meeting to make the nomination;

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is made;

•

The name, age, residence, business address and principal occupation of the candidate, the class or series and number of shares of Company stock, if any, owned beneficially or of record by the candidate, and the candidate’s consent to be named as a director if selected and nominated by the Board; and

•

Any other information relating to either the stockholder or the candidate that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at 1070 Technology Drive, North Venice, Florida 34275 and must be delivered to or mailed and received by the Corporate Secretary (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders, provided that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

The policy also describes the process for stockholders to send communications to the Board. Stockholders, and other interested parties, may contact any member (or all members) of the Board (including the non-management directors as a group, any Board committee or any chair of any such committee) by mail at the address below, electronically through the “Investors” section of our Company’s website at www.pgtindustries.com in the section titled “Corporate Governance” by clicking on “Contact the Board,” or by calling the Company’s independent, toll-free Whistleblower Hotline at 877-483-7137. To communicate with the Board of Directors, any individual directors or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 1070 Technology Drive, North Venice, Florida 34275. All communications received as set forth above will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent an appropriate message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Policy Regarding Processes for Identifying and Evaluating Director Nominees

Each member of our Board of Directors participates in the consideration of director nominees. The Board of Directors has adopted a Policy Regarding Processes for Identifying and Evaluating Director Nominees that describes the process followed by the Board to identify, evaluate, select and nominate director candidates. A copy of the Policy Regarding Processes for Identifying and Evaluating Director Nominees is available without charge in the “Investors” section of our Company website at www.pgtindustries.com under the heading “Corporate Governance.”

The Board of Directors believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who the Board believes, after taking into account, among other things, their skills, expertise, integrity, character, judgment, age, independence, corporate experience, length of service, conflicts of interest and commitments, including, among other things, service on the boards (or comparable governing bodies) of other public companies, private business companies, charities, civic bodies or similar organizations and other qualities, will enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and satisfy any independence requirements imposed by law, regulation or NASDAQ listing requirements. While the Board of Directors has not adopted a formal policy with respect to diversity, our Board of Directors seeks directors who have a diversity of experience, expertise, viewpoints, skills, and specialized knowledge.

The Board will identify potential nominees by asking current directors and executive officers to notify the Board if they become aware of persons meeting the criterion described above or by engaging a firm or firms that specialize in identifying director candidates. The Board also will consider candidates recommended by stockholders as described above.

Notwithstanding the foregoing, so long as the Company continues to be a Controlled Company (within the meaning of NASDAQ Rule 5615(c)), the Board will be guided by the recommendations of the Company’s majority stockholder, in its nomination process.

Auditor Services Pre-Approval Policy

The Audit Committee Charter, available in the “Investors” section of our Company’s website at www.pgtindustries.com under the heading “Corporate Governance”, tasks the Audit Committee with the responsibility of appointing, compensating, retaining and overseeing the work of the Company’s independent registered public accounting firm, and defines the principles and procedures followed by the Audit Committee in overseeing the annual audit, quarterly reviews, financial reporting process and internal controls.

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by Ernst & Young LLP prior to their engagement for such services. The Audit Committee has adopted a pre-approval policy pursuant to which the Audit Committee establishes detailed pre-approved categories of non-audit services that may be performed by Ernst & Young LLP during the fiscal year, subject to dollar limitations set by the Audit Committee. All of the fees paid to Ernst & Young LLP and corresponding services provided under the categories Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee, and none of such fees were approved in reliance on the de minimis exception established by the SEC.

Procedures for Anonymous Reporting Regarding Accounting and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee also has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters utilizing our confidential Whistleblower hotline, previously discussed.

PROPOSAL TWO –

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

 The Audit Committee appointed Ernst & Young LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the 2012 fiscal year ending December 29, 2012. As a matter of good corporate governance, the Company’s stockholders will be requested to ratify the Audit Committee’s selection at the Meeting. Ernst & Young LLP has audited the Company’s consolidated financial statements since 2001.

Although there is no requirement that Ernst & Young LLP’s appointment be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms if the stockholders choose not to ratify the appointment of Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the Meeting, will not make a statement, but will be available to answer appropriate questions. The Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of the stockholders whenever the Audit Committee deems such termination appropriate.

Amounts paid by us to Ernst & Young LLP for audit and non-audit services rendered in 2011 and 2010 are disclosed on page 33.

Ernst & Young LLP has affirmed that they are not aware of any relationships between Ernst & Young LLP and the Company that may reasonably be thought to bear on their independence.

The Audit Committee approves the annual audit fee of the Company’s independent auditors. The Audit Committee also establishes pre-approved limits for which the Company’s management may engage the Company’s independent auditors for specific services. Any work which exceeds these pre-approved limits in a quarter requires the advance approval of the Audit Committee. Each quarter, the Audit Committee reviews all work done by the independent auditors during the previous quarter. All fees for fiscal 2011 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE RATIFICATION OF

THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 28, 2012, unless otherwise noted, for (a) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of our incumbent directors named in Proposal One—Election of Directors above, (c) each of our Named Executive Officers named in the Summary Compensation Table below, and (d) all of our incumbent directors and executive officers as a group.

The percentages of shares outstanding provided in the table below are based on 53,670,135 voting shares outstanding as of March 28, 2012. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon the exercise of options that are exercisable within 60 days of March 28, 2012 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Beneficial Owners of More Than 5%:
JLL Partners Fund IV, L.P.	32,092,267 (2)(4)	59.8%
Adage Capital Partners, L.P.	4,460,465 (3)	8.3%
Paul S. Levy	32,092,267 (4)	59.8%
Non-Employee Directors and Nominees:
Paul S. Levy	32,092,267 (4)	59.8%
Daniel Agroskin	1,500 (4)	*
Alexander R. Castaldi	- (4)	*
Richard D. Feintuch	148,594 (5)	*
Eugene Hahn	- (4)	*
M. Joseph McHugh	160,048 (6)	*
Brett N. Milgrim	- (4)	*
William J. Morgan	124,476 (7)	*
Floyd F. Sherman	150,219 (8)	*
Randy L. White	487,510 (9)	*
Named Executive Officers:
Rodney Hershberger	1,319,785 (10)	2.5%
Jeffrey T. Jackson	517,558 (11)	*
Monte Burns	247,987 (12)	*
Deborah LaPinska	289,622 (13)	*
Mario Ferrucci	176,018 (14)	*
Directors and executive officers as a group	36,430,765 (15)	67.9%

* Percentage does not exceed one percent of the total outstanding class.

(1) Unless otherwise indicated, the business address of each person is PGT, Inc., 1070 Technology Drive, North Venice, Florida, 34275.

(2) The information reported is based in part on a Schedule 13D/A dated March 18, 2010, filed with the SEC, in which JLL Partners Fund IV, L.P.; JLL Associates IV, L.P., the general partner of JLL Partners Fund IV, L.P.; JLL Associates G.P. IV, L.L.C., the general partner of JLL Associates IV, L.P.; and Paul S. Levy, the managing member of JLL Associates G.P. IV, L.L.C. (collectively, the “JLL Reporting Persons”) reported that at March 18, 2010, the JLL Reporting Persons had shared voting power and shared dispositive power over 32,092,267 shares. The principal business address of the JLL Reporting Persons is 450 Lexington Avenue, 31st Floor, New York, New York 10017.

(3) The information reported is based on a Schedule 13G/A dated February 14, 2011, filed with the SEC, in which Adage Capital Partners GP, L.L.C. (“ACPGP”) reported that at December 31, 2010, Adage Capital Partners, L.P. (“ADP”), who has ACPGP as a general partner, had shared dispositive and voting power over 4,460,465 shares. The principal business address of ACPGP and ACP is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(4) JLL Partners Fund IV, L.P. is the direct record and beneficial owner of 32,092,267 shares of PGT, Inc.’s common stock. Messrs. Agroskin, Castaldi, Hahn, and Levy, are all affiliates of JLL Partners, Inc. Mr. Levy is the managing member of JLL Associates G.P. IV, L.L.C., the general partner of JLL Associates IV, L.P., which in turn is the general partner of JLL Partners Fund IV, L.P. As a result, Mr. Levy may be deemed to beneficially own all of the shares of common stock owned by JLL Partners Fund IV, L.P., and to have shared voting or investment power over the shares of common stock owned by JLL Partners Fund IV, L.P. Messrs. Agroskin, Castaldi, and Hahn, disclaim any beneficial ownership of our common stock. Mr. Levy has a pecuniary interest in only a portion of the shares set forth herein.

(5) Includes options outstanding to acquire 99,459 shares of common stock exercisable currently or within 60 days of March 28, 2012. All of Mr. Feintuch’s shares of common stock are pledged to secure personal obligations.

(6) Includes options outstanding to acquire 126,343 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(7) Includes options outstanding to acquire 101,252 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(8) Includes options outstanding to acquire 141,648 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(9) Includes options outstanding to acquire 144,296 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(10) Includes options outstanding to acquire 565,742 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(11) Includes options outstanding to acquire 354,304 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(12) Includes options outstanding to acquire 214,025 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(13) Includes options outstanding to acquire 272,681 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(14) Includes options outstanding to acquire 145,491 shares of common stock exercisable currently or within 60 days of March 28, 2012.

(15) This group is comprised of 16 individuals. Includes options outstanding to acquire 2,309,099 shares of common stock by all current directors and executive officers exercisable currently or within 60 days of March 28, 2012.

We know of no arrangements, the operation of which may at a subsequent date result in the change in control of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of the Company’s equity securities. Executive officers, directors, and beneficial owners of greater than 10% of our outstanding securities are required by SEC regulations to provide us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms furnished to us and written representations from our executive officers and directors that no other reports were required, we believe that through December 31, 2011, all of our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them.

EXECUTIVE COMPENSATION –

COMPENSATION DISCUSSION AND ANALYSIS

 Compensation Philosophy and Objectives

Our goal in establishing the executive compensation structure is to attract, retain and reward key leaders who drive both near-term and long-term value for our stockholders. Our compensation structure is designed to reward leadership skills, operating performance and financial accomplishments. We also believe that successful compensation programs for executive officers and other key employees, including the Named Executive Officers, must further the following primary objectives:

•	ensure employee interests are aligned with the enhancement of stockholder value;
•	attract and retain quality leaders;
•	reward consistent and superior performance for exemplary company and individual performance; and
•	provide incentives to enhance future performance and increased levels of responsibility.

All compensation policies and decisions are designed to reward employees, including the Named Executive Officers, who demonstrate the capacity to make significant contributions to our operational, financial and competitive performance, thereby furthering the first primary objective referred to above. Key factors to increase or decrease compensation include:

•	the nature, scope and level of the individual’s responsibilities;
•	our overall performance and profitability, which we primarily measure by net sales, EBITDA, and return on operating investment;
•	our long-term stock price performance and total return to stockholders; and
•	the employee’s performance compared to goals and objectives.

Compensation to our Named Executive Officers is intended to be competitive with that of similar companies. As part of our assessment, we look to the compensation paid to individuals with similar responsibilities at peer companies. Because peer selection is somewhat difficult due to the lack of publicly-traded companies with which we compete and the lack of available data for privately-held competitors, we focus primarily on compensation levels within our relevant labor market to ensure that PGT’s compensation arrangements are in line with companies of its size.

Based on our assessment, we believe our total direct annual compensation to senior management (including our Named Executive Officers), comprised of total cash compensation and the annualized expected value of long-term incentive awards is generally at or below the level of total direct compensation for our peer group.

However, for purposes of determining appropriate levels of certain aspects of executive compensation for our Named Executive Officers, we have also compared base salaries, annual bonus targets and longer-term incentive targets against the median levels of such compensation elements at a selected peer group of similarly situated companies. Following are the most relevant companies included in our most recent peer group which were selected for a variety of reasons which included industry, revenue size, investor comparisons, and competition for talent:

Gibraltar Industries, Inc.

Eagle Materials, Inc.

American Woodmark Corp.

TrexCo Inc.

Ply Gem Industries, Inc.

Atrium Companies, Inc.

Additionally, based on our assessment we do not believe our compensation programs encourage excessive risk-taking, nor do we believe that they are reasonably likely to have a material adverse effect on our company.

Roles and Responsibilities

The Compensation Committee of the Board of Directors (“Compensation Committee”) has the primary responsibility for assisting the Board in the development, evaluation, and approval of our executive compensation programs. Our President and our Executive Vice President assist the Compensation Committee in administering our compensation programs. Matters considered by the Compensation Committee include, but are not limited to, competitive market information, current industry trends, compensation practices and guidelines, and, in years when the Compensation Committee engages a consultant, research by an independent compensation consultant. In general, the roles are discussed below; additional details regarding the roles of each are discussed throughout this Compensation Discussion and Analysis section.

Compensation Committee - As discussed above under “Information Regarding the Board and its Committees – Controlled Company Exemption and Committees,” our Compensation Committee was formed in 2007. Until the Compensation Committee was formed, the Board maintained direct authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. The Compensation Committee’s primary responsibilities include: (1) establishing, in consultation with management, the Company’s general compensation and incentive philosophy; (2) establishing, reviewing and recommending approval of the Chief Executive Officer’s annual compensation, and evaluating his performance in light of the goals and objectives of the Company’s executive compensation plans, (3) evaluating the appropriate level of compensation for Board and committee service by members of the Board, (4) reviewing incentive compensation programs to ensure unnecessary risk is not encouraged, and (5) overseeing the long-term incentive plan, the annual cash incentive plan and any other equity-based awards.

Management - In collaboration with the Compensation Committee and considering information provided by the compensation consultants, in years when one is retained by the Compensation Committee, our President and our Executive Vice President coordinate the review of the compensation programs for senior management, including certain Named Executive Officers. Such review includes an evaluation of individual and Company performance, competitive practices and trends, and various compensation issues. Based on the outcomes of this review, management makes recommendations to the Compensation Committee regarding the compensation of each of the Named Executive Officers, other than the Chief Executive Officer.

Our senior leadership team (which includes representation from each of the Company’s major functional areas) sets our strategic business and operational objectives and strives to design and develop compensation programs that motivate leadership behaviors consistent with such objectives.

Compensation Consultant - In 2008, the Compensation Committee retained the services of Deloitte Consulting, LLP (“Deloitte”), a compensation consultant, to assist in evaluating and discussing our compensation structure. The role of the consultant was to advise the Compensation Committee and management in the executive compensation design process, provide independent compensation data and analysis to facilitate a review of the Company’s compensation programs, and advise the Compensation Committee in its oversight role. Deloitte attended meetings with our Compensation Committee and management as needed. Specifically, Deloitte analyzed our then-current incentive compensation arrangements for the executive team, including each of the Named Executive Officers; and utilized a group of peer companies in recommending an appropriate structure for incentive compensation, including a long-term incentive plan through which the interests of management are directly aligned with those of our stockholders. Recently, the Compensation Committee has not deemed it necessary or in the best interests of the Company or its stockholders to engage a compensation consultant.

Compensation Actions for 2011

When evaluating and setting the 2011 executive compensation relative to our performance, the Compensation Committee and management took into account the economic environment in which we are currently operating, the state of the housing market, unemployment rates both nationally and in the Company’s core markets, the national credit crisis, and sensitivity regarding executive pay. We believe our programs have a balanced approach and properly reflect our views that, in challenging times such as these, senior management, including the Named Executive Officers, should sacrifice in the interest of the Company with the expectation that, in more profitable years, such sacrifices will be rewarded. Continuing recent, tangible examples of such sacrifices are evidenced by the fact that (i) in fiscal years 2009, 2010, and 2011, excluding increases in connection with acquiring significant additional responsibilities, none of our Named Executive Officers received a base salary increase; and (ii) beginning in the second quarter of 2009, all salaried employees, including the Named Executive Officers, agreed to a temporary 16% salary decrease, which was eliminated in the third quarter of 2010, and salaries were returned to historic levels. The aggregate effect of these actions helped to strengthen our financial position, better enabling us to compete in the long term.

Compensation Elements We Used in 2011

The following items summarize the essential elements used as compensation tools to reward and retain our named executives officers during fiscal 2011:

•

Annual Base Salary. Base salaries for our executives depend on the scope of their responsibilities and performance. Our objectives are to target annual base salary at the median level and to make it competitive, when taken in conjunction with the other compensatory elements;

•	Annual Cash Incentive Plan. For each executive, we use annual cash bonuses for the achievement of annual company and individual performance objectives;

•

Long-Term Equity-Based Incentives. Our long-term equity based incentives recognize leadership accomplishments, scope of responsibilities and performance, aid in the retention of our executives and align their interest with long-term stockholder value. We believe grants of stock options effectively focus our executives on delivering long-term value for PGT and its stockholders; and

•

Executive Benefit and Perquisites. As the Company seeks to maintain a classless culture in our facilities and operations, our executive compensation program remains relatively free of executive benefits and perquisites. Such benefits and perquisites which do exist, however, are described below.

Annual Base Salary

Our Compensation Committee separately considers the salary and bonus of our President. In determining his annual compensation, our Compensation Committee considers the highly competitive industry in which we operate and the unique experience he brings to the position as well as his contributions to our long-term performance.

For our other Named Executive Officers, our President provides our Compensation Committee with recommendations regarding compensation. Our Compensation Committee reviews such recommendations and approves annual compensation for Named Executive Officers, consisting of base salary and target bonus (discussed below), on an annual basis. Our Compensation Committee may request additional information and analysis and ultimately determines in its discretion, based on its own analysis and judgment and the recommendations of the President, whether to approve any recommended changes in compensation.

Our goal is to pay each Named Executive Officer a base salary sufficient to remain competitive in the market. Our base salaries are less performance based than our annual cash bonuses and long term equity-based incentives. See the “Summary Compensation Table” for a listing of our Named Executive Officers. At the end of fiscal 2011, Mr. Hershberger’s base salary was $360,000 per year, Mr. Jackson’s base salary was $300,000 per year, Mr. Ferrucci’s base salary was $215,000 per year, Mrs. LaPinska’s base salary was $195,000 per year and Mr. Burns’ base salary was $175,000 per year. Base salary paid to the Named Executive Officers in 2011 constituted approximately the following percentages of their total compensation as set forth in the Summary Compensation Table: Mr. Hershberger: 100%; Mr. Jackson: 100%; Mr. Ferrucci: 99%; Mrs. LaPinska: 100%; and Mr. Burns: 92%.

Annual Cash Incentive Plan

In order to provide incentives for future annual performance, we believe that a substantial portion of each Named Executive Officer’s total potential compensation should be in the form of a bonus, the amount of which is based upon both individual and Company performance. Accordingly, our policy is to allocate an amount equal to a target range of 40% to 100% of a Named Executive Officer’s annual base salary to performance based cash bonus awards. The target percentage of each Named Executive Officer’s annual base salary is determined by comparing the total annual cash compensation, including cash incentives, paid to individuals with similar responsibilities at peer companies, to the Named Executive Officer’s annual base salary.

Our Board of Directors established annual cash bonus targets as a percentage of salary under the 2011 Annual Incentive Plan (“2011 AIP”) for each Named Executive Officer. As a percentage of base salary, these targets were 100% for Mr. Hershberger, 75% for Mr. Jackson and 40% for Messrs. Ferrucci and Burns, and Mrs. LaPinska. The 2011 AIP was designed to pay out based on the following percentages:

•	20% based on net sales,
•	35% based on EBITDA,
•	20% based on return on operating investment, and
•	25% based on discretionary factors.

No amounts were earned under any portion of the 2011 AIP, and no amounts were paid to employees of the Company who participated in the 2011 AIP, including the Named Executive Officers.

On January 24, 2012, our Board of Directors approved the details of the 2012 AIP. The 2012 AIP established annual cash bonus targets as a percentage of salary for each Named Executive Officer. As a percentage of base salary, these targets are currently 100% for Mr. Hershberger, 75% for Mr. Jackson, and 40% for Messrs. Ferrucci and Burns and Mrs. LaPinska, and are:

•	20% based on net sales,
•	35% based on EBITDA,
•	20% based on return on operating investment, and
•	25% based on discretionary factors.

If PGT achieves less than 100% of its target for net sales, EBITDA, or return on operating investment, the corresponding percentage of the opportunity based on such respective measurement will be reduced accordingly. Conversely, if PGT achieves greater than 100% of its target for net sales, EBITDA, or return on operating investment, the corresponding percentage of the opportunity based on such respective measurement will be increased. Specific targets, for each of the above, are set annually so they can only be achieved through performance that exceeds that which is generally expected in the current economic and industrial environment. As such, Company-wide performance at these targeted levels, which is required for an executive officer to obtain his/her target annual cash bonus, is challenging.

Long-Term Equity-Based Incentives

We believe the best way to align the interests of the Named Executive Officers and our stockholders are for such officers to own a meaningful amount of our common stock, or have the opportunity to purchase a meaningful amount of our common stock through the grant of stock options. In order to reach this objective and to retain our executives, we granted equity-based awards to Named Executive Officers in the form of stock options.

Long-term incentive compensation, rather than reflecting a single year’s results, is intended to reward performance over the long-term. Our practice had been to structure this long-term incentive compensation in the form of options and restricted stock granted under the Company’s Long-Term Incentive Plan, or LTIP. All outstanding options have an exercise price equal to the fair market value of the common stock on the date of grant. Options granted to officers and employees have been granted on, or shortly after, the date that PGT’s Board of Directors authorized the grant of the option.

The Board of Directors of the Company determined that, as a result of economic conditions that adversely affected the Company and the industry in which the Company competes, the options held by certain designated employees had exercise prices that were significantly above the current market price of the Company’s common stock and that the grants of replacement options would help the Company retain and provide additional incentive to such designated employees and align their interests with those of the Company’s stockholders.

Therefore, on March 18, 2010, the Board of Directors approved the cancellation and termination of the then-current option agreements of certain designated employees of the Company, including our Named Executive Officers, and the grant of replacement options under the Company’s Amended and Restated 2006 Equity Incentive Plan. This program was voted on and approved by the Company’s shareholders at the Company’s 2010 Annual Meeting.

Executive Benefits and Perquisites

Our executive compensation program remains relatively free of fringe benefits and perquisites. Generally, benefits and perquisites available to executive officers are available to all employees on similar terms.

The Company does not provide its executive officers separate dining or other facilities, company cars, club dues, or other similar perquisites. Company-provided air travel for executive officers is for business purposes only. The Company’s use of non-commercial aircraft on a rental basis is limited to appropriate business-only travel. The Company’s health care, insurance, 401(k) plan, and other welfare and employee-benefit programs are substantially the same for all eligible employees, including the Named Executive Officers. In certain situations, we provide our Named Executive Officers with expense reimbursement relating to relocation. Additionally, the Company does, within certain limits, provide our products free of charge to executive officers for installation in their respective primary residences. The Company does not, however, pay for the cost of installing such product.

We provide the above-described executive benefits and perquisites in order to attract and retain executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies. However, such executive benefits and perquisites represent a relatively small portion of their total compensation. The value of benefits and perquisites provided are presented in the “All Other Compensation” column (and described in the related footnotes) of the “Summary Compensation Table”.

Other Compensation

Retirement/Post-Employment Benefits. The Company does not provide any retirement programs, pension benefits or deferred compensation plans to its Named Executive Officers other than its 401(k) plan, which is available to all employees.

Summary Compensation Table

						Non-Equity Incentive Plan Compen- sation(2)

Name and Position	Year	Salary	Bonus	Equity Awards(1)			All Other Compensation	Total
				Stock Options	Restricted Stock

Rodney Hershberger	2011	$360,000	$-	-	-	$-	$-	$360,000
President and Chief	2010	350,585 (3)	-	986,315	-	255,103	21,300 (4)	1,613,303
Executive Officer	2009	317,907 (3)	-	51,086	82,505	63,000	1,587 (5)	516,085

Jeffrey T. Jackson	2011	300,000	-	-	-	-	-	300,000
Executive Vice	2010	292,154 (3)	-	629,179	-	186,931	-	1,108,264
President and Chief	2009	264,923 (3)	-	34,057	55,003	45,000	1,353 (5)	400,336
Financial Officer

Mario Ferrucci III	2011	215,000	-	-	-	-	2,594 (4)	217,594
Vice President -	2010	209,377 (3)	-	242,729	-	97,195	-	549,301
General Counsel	2009	189,016 (3)	-	15,514	25,057	21,500	4,335 (4)(5)	255,422

Deborah LaPinska	2011	195,000	-	-	-	-	-	195,000
Vice President -	2010	189,900 (3)	-	521,158	-	88,153	-	799,211
Customer Relations	2009	172,289 (3)	-	14,758	23,834	19,500	930 (5)	231,311

Monte Burns	2011	175,000	-	-	-	-	15,474 (6)	190,474
Vice President -	2010	181,193 (3)	-	573,783	-	70,294	-	825,270
Glass Operations	2009	137,559 (3)	-	-	-	11,025	701 (5)	149,285

(1) Amounts shown reflect the aggregate fair value of share and option awards calculated in accordance with FASB ASC Topic 718. The stock option values were calculated using (a) the number of options awarded as of the grant date and (b) the Black-Scholes method of stock option valuation. The stock values were calculated using (a) the number of shares awarded as of the grant date and and (b) the market value of the stock on the date awarded.

(2) Reflects annual cash incentive awards earned under the 2011, 2010 and 2009 Annual Incentive Plans. For information regarding our Annual Incentive Plan, see the discussion in “Executive Compensation — Compensation Discussion and Analysis.”

(3) Due to economic conditions, PGT had a company wide salary reduction at various rates during 2009 and 2010

(4) Amount represents the value of free PGT window and door products (installation paid for by employee).

(5) For 2009, amount represents employer matching contribution under the PGT Industries, Inc. 401(k) Savings Plan.

(6) For 2011, amount represents employer reimbursements for relocation expenses.

The following table contains information concerning the potential threshold, target and maximum payments originally applicable to each of our Named Executive Officers under the 2011 AIP, as well as information concerning equity-based awards, if any, granted to our Named Executive Officers during fiscal 2011. Awards earned by our Named Executive Officers, if any, under the 2011 AIP paid in 2012 are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”. No awards were earned by our Named Executive Officers under the 2011 AIP and no payments will be made under that plan with respect to fiscal year 2011. No equity-based awards were granted during 2011 to our Named Executive Officers.

Grants of Plan-Based Awards for Fiscal Year 2011

		Estimated Possible Payments Under Non- Equity Incentive Plan Awards(1)
Name and Position	Grant Date	Threshold	Target	Maximum
Rodney Hershberger		$180,000	$360,000	$630,000

Jeffrey T. Jackson		112,500	225,000	393,750

Monte Burns		35,000	70,000	122,500

Deborah L. LaPinska		39,000	78,000	136,500

Mario Ferrucci III		43,000	86,000	150,500

(1) These columns show the range of payouts targeted for 2011 performance under the PGT, Inc. 2011 Annual Incentive Plan. The 2011 Annual Incentive Plan is described in the section titled “Annual Cash Incentive Plan” in the Compensation Discussion and Analysis. No payments of cash bonuses to participants in the 2011AIP have been or will be made including the Named Executives Officers.

Employment Agreements

Effective on February 20, 2009, the Named Executive Officers (other than Mr. Burns who executed his employment agreement on January 11, 2010) individually, entered into employment agreements with the Company that superseded and replaced any prior employment agreements entered into by each named executive and the Company.

Pursuant to the new employment agreements, in the event that (a) the executive’s employment is terminated by the Company without “cause” (as defined in the employment agreement) or (b) the executive terminates his or her employment for “good reason” (as defined in the employment agreement), the executive is entitled to (1) continuation of his/her base salary for twelve months after the date of termination (except in the case of Messrs. Hershberger and Jackson, for whom the period is 24 months and 18 months, respectively), (2) payment by the Company of applicable premiums for medical benefits for twelve months following the date of termination (except in the case of Messrs. Hershberger and Jackson for whom the period is 18 months); and (3) payment in a lump sum of an amount of cash equal to 100% of the executive’s target incentive amount (except for Messrs. Hershberger and Jackson from whom such percentage is 200% and 150%, respectively) payable under the Company’s annual incentive plan for the award period ending in which the termination of employment occurred.

Should the executive terminate his/her employment other than for “good reason”, the Company will continue to pay such executive’s salary for the shorter of thirty days or the notice period provided by the executive with respect to his/her termination. Further, under each employment agreement, in the event that the executive’s employment is terminated by his or her death or disability (as defined in the employment agreement), the Company will pay to the executive (or, in the case of death, to his or her designated beneficiary) his or her base salary for a period of twelve months.

Each employment agreement also provides that during the executive’s employment with the Company and at all times thereafter, he or she may not disclose any confidential information of the Company and that all inventions of the executive shall belong exclusively to the Company. In addition, each employment agreement provides that during the executive’s employment with the Company and for two years thereafter, unless the employment agreement is terminated by the Company without “cause” or by such executive for “good reason”, in which case the period will be the duration of the executive’s employment with the Company and for one year thereafter, the executive may not directly or indirectly compete with the Company or solicit employees of the Company.

The following table summarizes the value of the termination payments and benefits that each of our Named Executive Officers would receive under the circumstances shown had such circumstances occurred on the last business day of our fiscal year 2011. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

Summary of Termination Payments and Benefits

	Mr. Hershberger	Mr. Jackson	Mr. Ferrucci	Mrs. LaPinska	Mr. Burns
Reason for Termination:

By Corporation Without Cause or by the Executive for “Good Reason”
Cash Severance(1)	$1,440,000	$787,500	$301,000	$273,000	$245,000

Total Estimated Value of Payments	$1,440,000	$787,500	$301,000	$273,000	$245,000

Death or Disability(2)
Cash Severance(3)	$360,000	$300,000	$215,000	$195,000	$175,000
Total Estimated Value of Payments	$360,000	$300,000	$215,000	$195,000	$175,000

(1) Includes the dollar value of continuation of Mr. Hershberger’s current base salary for a period of twenty four months and 200% of his target incentive amount. Includes the dollar value of continuation of Mr. Jackson’s current base salary for a period of eighteen months and 150% of his target incentive amount. For Mr. Ferrucci, Mrs. LaPinska, and Mr. Burns, includes the dollar value of continuation of their current base salary for a period of twelve months and 100% of their target incentive amount.

(2) Does not include the dollar value of potential short-term and/or long-term disability payments.

(3) Includes the dollar value of continuation of the executive’s then-current base salary for a period of twelve months.

2011 Annual Incentive Plan

PGT’s 2011 Annual Incentive Plan is discussed in “Compensation Discussion and Analysis—Annual Cash Incentive Plan.”

Long-Term Incentive Plan

PGT’s LTIP is discussed in “Compensation Discussion and Analysis—Long-Term Equity-Based Incentives.”

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Rodney Hershberger	85,051	-		$1.51	1/29/2014
	61,254	30,627	(1)	0.92	1/21/2016
	194,405	777,621	(2)	2.00	4/6/2020

Jeffrey T. Jackson	40,836	20,418	(1)	0.92	1/21/2016
	146,525	586,101	(2)	2.00	4/6/2020

Monte Burns	9,783	4,891	(1)	0.92	1/21/2016
	99,675	398,703	(2)	2.00	4/6/2020

Deborah LaPinska	52,615	-		1.51	1/29/2014
	17,695	8,848	(1)	0.92	1/21/2016
	96,761	387,047	(2)	2.00	4/6/2020

Mario Ferrucci	18,603	9,301	(1)	0.92	1/21/2009
	58,793	235,175	(2)	2.00	4/6/2010

(1) Vested on January 21, 2012.

(2) Represents options approved by the Company’s stockholders at its annual meeting held on April 6, 2010, related to the equity exchange. One-fifth vests on each of April 6, 2012, 2013, 2014, and 2015.

Option Exercises and Stock Vested Table

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Rodney Hershberger	-	$-	-	$-
Jeffrey T. Jackson	-	-	-	-
Mario Ferrucci	-	-	-	-
Deborah L. LaPinska	-	-	-	-
Monte Burns	-	-	-	-

(1) No named executive officer exercised any options in 2011

(2) The value realized on the vesting of stock awards is based on the market price of our common stock on the date of vesting. No named executive officer vested stock.

Change in Control Arrangements

No agreements exist between the Company and its Named Executive Officers that could trigger any payments in connection with a change in control.

DIRECTOR COMPENSATION

As previously discussed under “Information Regarding the Board and its Committees-Information on the Compensation of Directors,” beginning in 2011, non-management directors, other than those affiliated with JLL Partners, Inc., (currently Messrs. Feintuch, McHugh, Morgan, Sherman, and White) will receive the following annual compensation: (a) a cash retainer of $40,000; (b) stock options, granted at the beginning of each three year term, with a three year vesting schedule and a value at the time of issuance of approximately $40,000 for each year of service as a director; (c) a fee of $1,000 per day for each in person meeting of the Board of Directors (or committee thereof) attended; (d) an annual cash retainer of $5,000 for each committee on which they serve; and (e) reimbursement of reasonable travel expenses. We have not paid, and currently do not intend to pay, compensation to individuals serving on our Board who are employees or affiliates of the Company or JLL Partners, Inc. for their service as directors.

Director Compensation for Fiscal Year 2011

Name	Fees Earned or Paid in Cash(1)		Stock Option Awards(7)	Total
Paul S. Levy	$-		$-	$-
Daniel Agroskin	-		-	-
Alexander R. Castaldi	-		-	-
Richard D. Feintuch	57,000	(2)	-	57,000
Rodney Hershberger	-		-	-
M. Joseph McHugh	50,000	(3)	-	50,000
Breyt N. Milgrim	-		-	-
William J. Morgan	51,000	(4)	-	51,000
Floyd F. Sherman	50,000	(5)	-	50,000
Randy L. White	43,000	(6)	-	43,000

(1) Differences in fees earned reflect the number of committees of the Board of Directors on which each director serves and the number of meetings attended.

(2) Does not reflect certain payments in the aggregate amount of $24,740 for services rendered prior to 2011.

(3) Does not reflect certain payments in the aggregate amount of $7,090 for services rendered prior to 2011.

(4) Does not reflect certain payments in the aggregate amount of $9,140 for services rendered prior to 2011.

(5) Does not reflect certain payments in the aggregate amount of $28,490 for services rendered prior to 2011.

(6) Does not reflect certain payments in the aggregate amount of $1,840 for services rendered prior to 2011.

(7) Amounts shown reflect the aggregate fair value of stock option awards as of their grant date calculated in accordance with FASB ASC Topic 718. No options were granted to directors in 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2011, relating to equity compensation plans of PGT pursuant to which stock options, restricted stock or other rights to acquire shares may be granted from time to time.

	Number of Securities to be Issued Upon Exercise of Outstanding Options(3)		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	5,799,370	(4)	$1.94	1,092,310
Equity compensation plans not approved by security holders(2)	22,510	(5)	$8.64	1,965,888

(1) Includes securities to be issued upon exercise under the 2006 Equity Incentive Plan of PGT approved by the stockholders in June 2006 as amended, and restated and approved by the stockholders on April 6, 2010. A description of the 2006 Equity Incentive Plan is included in Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2012.

(2) Includes securities to be issued upon exercise under the 2004 Stock Incentive Plan of PGT. No grants have been made under this plan since the Company’s initial public offering. A description of the 2004 Stock Incentive Plan is included in Note 17 to the Company’s audited financial statements for the fiscal year ended December 31, 2011, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2012.

(3) Excludes outstanding options to purchase 866,338 shares of common stock issued pursuant to a roll over agreement executed in conjunction with the acquisition of PGT Holding Company on January 29, 2004.

(4)	Represents outstanding options to purchase common stock, issued under the 2006 Equity Incentive Plan.

(5)	Represents outstanding options to purchase common stock, issued under the 2004 Stock Incentive Plan.

IMPACT OF TAX TREATMENTS ON COMPENSATION

Section 162(m) of the Internal Revenue Code limits the tax deduction for public companies to $1 million for compensation paid to a company’s chief executive officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. We believe that stock options granted under our long-term incentive plans would qualify as performance-based compensation. While such stock options vest over a specified period of time contingent upon the option holder’s continued employment with the Company, such stock options only have value if the Company’s performance results in a stock price higher than the price on the date of grant. In addition, we believe that annual cash bonus awards would qualify as performance-based compensation. In contrast, restricted stock awards, do not qualify as performance-based compensation because they have immediate value (at a minimum, once the restrictions are released) irrespective of the Company’s performance.

While we seek to take advantage of favorable tax treatment for executive compensation where appropriate, the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent rather than tax-based considerations.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and these discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in PGT, Inc.’s Annual Report on Form 10-K for the fiscal year 2011.

Submitted by the Compensation Committee

Alexander R. Castaldi (Chairman)
Richard D. Feintuch
Floyd F. Sherman

* The Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of PGT under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that PGT specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of non-employee directors only. Messrs. Castaldi, Feintuch and Sherman served as members of our Compensation Committee during the Company’s 2011 fiscal year. No interlocking relationship existed during 2011 between our Executive Officers, members of our Board of Directors or members of our Compensation Committee, and the executive officers, members of the board of directors or members of the compensation committee of the board of directors of any other company.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PARTIES

All related party transactions are reviewed and, as appropriate, may be approved or ratified by the Board of Directors based upon our written policies and procedures. If a Director is involved in the transaction, he may not participate in any review, approval or ratification of such transaction. Related party transactions are approved by the Board of Directors only if, based on all of the facts and circumstances, they are in, or not inconsistent with, the best interests of the Company and the best interests of our stockholders, as the Board of Directors determines in good faith. The Board of Directors takes into account, among other factors it deems appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board of Directors may also impose such conditions as it deems necessary and appropriate on the Company or the related party in connection with the transaction.

In the case of a transaction presented to the Board of Directors for ratification, the Board of Directors may ratify the transaction or determine whether rescission of the transaction is appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2011 (the first day of the Company’s 2011 fiscal year), there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements, which are described above.

In the ordinary course of business, we sell windows to Builders FirstSource, Inc., a company controlled by affiliates of JLL Partners, Inc. One of our directors, Floyd F. Sherman, is the president, chief executive officer, and a director of Builders FirstSource, Inc. In addition, Paul S. Levy, Eugene Hahn, Brett N. Milgrim, and Alexander R. Castaldi are directors of Builders FirstSource, Inc. Total net sales to Builders FirstSource, Inc. were approximately $3,700,000 for the year ended December 31, 2011. During the first two months of our 2012 fiscal year, we sold approximately $500,000 in windows and related products to Builders FirstSource, Inc. We will most likely continue making such sales in the foreseeable future.

AUDIT COMMITTEE REPORT*

The Board of Directors has ultimate authority and responsibility for effective corporate governance, including the role of oversight of the management of PGT. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities to the Company and its stockholders by overseeing the accounting and financial reporting processes of PGT, the audits of PGT’s consolidated financial statements and the qualifications, selection and performance of the Company’s independent registered public accounting firm.

The Audit Committee reviews our financial reporting process on behalf of the Board. The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities. Management has the primary responsibility for establishing and maintaining effective systems of internal and disclosure controls, for preparing financial statements, and for the public reporting process. Ernst & Young LLP, PGT’s independent registered public accounting firm for 2011, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles.

With respect to the fiscal year ended December 31, 2011, the Audit Committee, among other things: oversaw the integrity of the Company’s financial statements and financial reporting processes, oversaw compliance with legal and regulatory requirements, reviewed the external auditors’ qualifications and independence, and evaluated the external auditors’ performance.

The Audit Committee has reviewed and discussed with management and Ernst & Young LLP the audited consolidated financial statements for the year ended December 31, 2011. The Audit Committee also discussed with Ernst & Young LLP all matters required to be discussed by the statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has had discussions with Ernst & Young LLP regarding its independence from the Company and its management.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors, and the Board of Directors approved, inclusion of the audited consolidated financial statements for the fiscal year ended December 31, 2011 in our Annual Report on Form 10-K for 2011 for filing with the SEC. The Audit Committee and the Board of Directors have selected Ernst & Young LLP as the company’s independent accountant for fiscal 2012.

Submitted by the Audit Committee

M. Joseph McHugh (Chairman)
Richard D. Feintuch
William J. Morgan

* The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of PGT under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that PGT specifically incorporates the Audit Committee Report by reference therein.

Principal Accountant Fees and Services

The Audit Committee of our Board of Directors is responsible for the appointment, oversight, and evaluation of our independent registered public accounting firm. The Audit Committee has the sole and direct authority to engage, appoint, and replace our independent auditors. In addition, the Audit Committee has established in its charter a policy that every engagement of the Company’s independent registered public accounting firm to perform audit or permissible non-audit services on behalf of the Company or any of its subsidiaries requires pre-approval from the Audit Committee or its designee before such independent registered public accounting firm is engaged to provide those services. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act. Pursuant to the Audit Committee Charter, the Audit Committee reviews and, in its sole discretion, approves in advance the Company’s independent registered public accounting firm’s annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Sarbanes-Oxley Act of 2002 and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent registered public accounting firm (which approval should be made after receiving input from the Company’s management, if desired).

With respect to the audits for the year ended December 31, 2011 and January 1, 2011, the Audit Committee approved the audit services performed by Ernst & Young LLP as well as certain categories and types of audit-related, tax, and permitted non-audit services.

Fees Paid to Ernst & Young LLP

Aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2011 and January 1, 2011, were (in thousands):

	2011	2010
Type of Fee
Audit Fees (1)	$690	$662
Audit-Related Fees (2)	-	11
Tax Fees (3)	69	94
All Other Fees (4)	2	2

Total Fees	$761	$769

(1) Audit fees for 2011 and 2010 consisted of the audit of the consolidated financial statements included in the Annual Report on Form 10-K, reviews of Quarterly Reports on Form 10-Q and for 2010 the audit of internal control over financial reporting.

(2) Audit-related fees includes support for the Company’s S-8 filing.

(3) Tax fees were for services related to tax compliance, including the preparation of tax returns in 2011 and 2010; and tax planning and tax advice, including assistance with tax audits.

(4) All other fees represent a subscription to Ernst & Young Online, their accounting and auditing research tool for clients.

OTHER BUSINESS

We know of no other matters to be submitted at the Meeting. By submitting the proxy, the stockholder authorizes the persons named on the proxy to use their discretion in voting on any matter brought before the Meeting.

GENERAL INFORMATION

A copy of our annual report to stockholders for the fiscal year ended December 31, 2011 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Meeting. Our annual report to stockholders is not incorporated into this proxy statement and shall not be deemed to be solicitation material. A copy of our Annual Report on Form 10-K and these proxy materials are available without charge on our Company website at www.pgtproxy2012.com. These proxy materials are also available in print to stockholders without charge and upon request, addressed to PGT, Inc., 1070 Technology Drive, North Venice, Florida 34275, Attention: Secretary.

We have not incorporated by reference into this proxy statement the information included on or linked from our website, and you should not consider it to be part of this proxy statement.

If you have any questions, or need assistance in voting your shares, please call American Stock Transfer & Trust Company, LLC toll-free at (800) 937-5449 or locally and internationally at (718) 921-8124.

By Order of the Board of Directors,

Mario Ferrucci III
Vice President and General Counsel April 10, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

PGT, INC.

April 30, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

You can obtain the Annual Report on Form 10-K and Proxy Statement at www.pgtproxy2012.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

20330000000000001000 8	043012

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.

To elect three Class III directors, nominated by the Board of Directors, each to serve until the 2015 Annual Meeting of Stockholders and until his respective successor has been duly elected and qualified.

					FOR	AGAINST	ABSTAIN
			2.	To Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐
☐ FOR ALL NOMINEES	NOMINEES:
O Paul S. Levy
O Floyd F. Sherman
☐ WITHHOLD AUTHORITY	O Rodney Hershberger
FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1 and FOR proposal 2. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of PGT Inc.’s Annual Report for the 2011 fiscal year ended December 31, 2011 and the accompanying Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth herein.

INSTRUCTIONS: Towithhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

PGT, INC.

Proxy Card

This Proxy is solicited on behalf of the Board of Directors of PGT, INC.

for the Annual Meeting of Stockholders to be held on April 30, 2012.

The undersigned stockholder of PGT, Inc. hereby appoints Mario Ferrucci III and Jeffrey T. Jackson, and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of PGT, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 30, 2012 at 11:30 a.m. local time and at any adjournment or postponement thereof, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

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